CONSULTING AND INDEPENDENT CONTRACTOR AGREEMENT

THIS CONSULTING AND INDEPENDENT CONTRACTOR AGREEMENT ("Agreement") is made by and between Genuine Parts Company (hereinafter "GPC" or "the Company") and James Neill ("Consultant") (hereinafter collectively "the parties") and entered into as of the date of execution by both parties (the "Effective Date").

WHEREAS, Consultant intends to retire and resign his employment with GPC effective April 30, 2024;

WHEREAS, the parties have entered into a Separation Agreement and General Release (hereinafter "Separation Agreement") and intend for all terms contained within the Separation Agreement to remain in effect and binding;

WHEREAS, GPC wishes to continue to affiliate with Consultant to obtain the consulting services described below; and

WHEREAS, GPC wishes to maintain in confidence all trade secrets and Confidential Information as that term is defined in the Separation Agreement for the purpose of the consulting services or arising from the consulting services.

NOW, THEREFORE, the Company and Consultant hereby agree:

1. **Scope of Engagement.** During the term of this Agreement, the Company hereby engages the Consultant as an independent contractor to provide consulting services to the Company (hereinafter "Consulting Services"). These Consulting Services shall consist of assisting in the transition of all duties and functions related to the Executive Vice President & Chief Human Resources Officer position previously held by Consultant; being available for consultation with GPC executives; and any and all other services as specifically authorized and directed by the Company to perform. Consultant agrees that he will provide services exclusively for GPC during this Agreement's Term (as defined in Section 2 below).

2. **Term.** The Consultant's engagement with the Company shall commence on May 1, 2024, and shall continue for a period of five (5) months, through and until September 30, 2024, after which it shall terminate (the "Term"). The Term may be extended beyond September 30, 2024 with the mutual consent of both parties in writing. Any such extension of the Agreement shall be month to month and either party may terminate thereafter by giving written notice to the other party prior to the start of any subsequent month.

3. **Fees and Benefits.**

   3.1 As full compensation for the Consulting Services, the Company will pay Consultant a fixed consulting fee of Forty Five Thousand Five Hundred dollars ($45,500.00) per month ("Consulting Fee"), and additional amounts as reimbursement for pre-approved travel and necessary and ordinary business-related expenses incurred by Consultant in performing Consulting Services. Consultant shall timely submit invoices detailing any approved travel

and business-related expenses incurred, along with supporting receipts and documentation. The Consulting Fee shall be payable monthly and any approved reimbursements shall be payable in a lump sum within thirty (30) days following the date the documentation is submitted to the Company by Consultant. Consultant understands that he will receive an IRS Form 1099 from the Company at year-end for the Consulting Fees and reimbursements detailed herein. Consultant further acknowledges and agrees that he shall be solely responsible for all federal, state and local taxes as detailed more fully in Section 4.2 below.

3.2 The Company agrees to further pay Consultant an additional bonus payment for the period of May 2024 through September 2024, which will be 5/12 of Consultant's target bonus that he would have been eligible to receive had he remained employed with GPC during the five (5) month Term of this Agreement. Such bonus payment will be paid as a lump sum in February 2025 based on Company performance and Consultant will receive an IRS Form 1099 from the Company at year-end for the payment.

3.3 The Company agrees to pay the cost for Consultant to continue to participate in the Goldman Sachs Ayco Executive Financial Management Advisory Services program ("the program") through and until September 30, 2025. Consultant already has the benefit of the program for one (1) year following his April 30, 2024 retirement date; therefore, this will extend the Company's payment for the cost of the program from Consultant's retirement date through and until September 30, 2025.

3.4 The parties agree that Deena McGee, or another Company designee, will assist Consultant with any of his administrative needs and/or travel arrangements related to the Consulting Services.

3.5 Should Consultant elect COBRA continuation coverage following his retirement from GPC, the Company will pay the COBRA premium to allow Consultant to continue group insurance benefits (Medical Plan, Dental Plan and Vision Plan) for Consultant and his spouse for five (5) months beginning on May 1, 2024. Other than these COBRA benefits, Consultant agrees that he is not entitled to any benefits that the Company provides to its employees, including but not limited to vacation, group medical or life insurance, disability, retirement benefits or any other benefit plans offered by the Company. Consultant expressly waives the right to participate in any such programs. Consultant also agrees that, consistent with his independent contractor status, Consultant will not apply for any government-sponsored benefits that are intended to apply to employees, including, but not limited to, unemployment benefits or workers' compensation benefits.

3.6 The Company will permit Consultant to utilize a Company-provided laptop during the Term for use only in connection with rendering the Consulting Services. The Company will also allow Consultant to utilize the Company's email system to perform Consulting Services. The Company property described above, and all other Company property, must be returned to the Company upon cessation of Consulting Services provided pursuant to this Agreement and, if it is not returned, the Company may withhold payment on any outstanding invoices until such property is returned.

3.7 Except for pre-approved travel and business-related expenses, Consultant is responsible for payment of all expenses incurred in performing the Consulting Services, including but not limited to expenses for Internet or phone service on mobile or other devices. Moreover, unless specifically authorized or otherwise addressed herein, Consultant shall furnish, at his own expense, the equipment, supplies, and other materials used to perform the Consulting Services. Consultant will be provided with access to the Company's premises and equipment to the extent necessary for the performance of the Consulting Services.

4. **Independent Contractor Status.**

4.1 Consultant understands and agrees that he is being engaged by the Company as an independent contractor. Nothing in this Agreement shall transform the Consultant into an employee, agent, or legal representative of the Company in any capacity whatsoever. Unless expressly authorized to do so, Consultant has no authority to bind or obligate the Company in any manner and shall not hold himself out to others as having any such authority. In addition, Consultant shall not make any agreements or representations on the Company's behalf without the Company's prior written consent. The Consultant shall be responsible for any and all of his acts or omissions. The Consultant agrees to indemnify and hold harmless the Company from all losses, liabilities, and costs incurred by the Company on account of any acts or omissions of the Consultant.

4.2 As an independent contractor, the Consultant understands and agrees that he will be responsible for obtaining his own valid workers' compensation insurance or any other required insurance. The Company shall not be responsible for any injuries sustained by Consultant while engaged with the Company. Consultant acknowledges and agrees that, due to the fact that Consultant is an independent contractor, the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, or making any insurance contributions. Consultant is responsible for, and shall indemnify the Company against, all such taxes or contributions, including any penalties and interest.

4.3 To the extent Consultant performs the Consulting Services on the Company's premises and/or utilizes the Company's equipment, he shall comply with all applicable policies of the Company relating to business and office conduct, health and safety, and use of the Company's facilities, supplies, information technology, equipment, networks and other resources.

5. **Confidentiality.**

5.1 In the course of Consultant providing Consulting Services, he will have access to and acquire knowledge of trade secrets and other Confidential Information as that term is defined in the Separation Agreement concerning GPC's and its affiliates' operations, plans, products, finances, employees, and business methods, which information Consultant understands would be extremely damaging to GPC if disclosed to a competitor or made available to any other person or corporation. Consultant promises that he will not disclose or reveal any trade secrets or Confidential Information to anyone, and will not use GPC's

and/or its affiliates' trade secrets or Confidential Information for any personal or business purpose, unless necessary in the performance of the Consulting Services. The agreements set forth in this paragraph shall survive the termination of other arrangements contained in this Agreement and the duty imposed on Consultant hereunder shall remain effective for as long as the trade secrets and Confidential Information remain protected under state law. The parties agree and acknowledge that this non-disclosure provision is reasonable and breach of this provision would cause harm to GPC.

5.2 Nothing in this Agreement prohibits Consultant from the disclosure of Confidential Information as may be required by applicable law or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency. Any disclosure of confidential information must be in good faith and effectuated in a manner that prevents the dissemination of confidential information beyond those persons necessary to comply with the court or agency's order. Any disclosure that includes a report or filing including Confidential Information shall be filed under seal to otherwise prevent it from being publicly disclosed.

6. **"Work Made for Hire" and Intellectual Property Developed by Consultant.**

6.1 The Company shall own all right, title and interest in any inventions or discoveries (e.g., compositions of matter, devices, processes, treatments, improvements, concepts, ideas and the like), whether or not patentable, developed or acquired by Consultant and/or the Company's employees as a result of the Consulting Services (hereinafter "Inventions").

6.2 Consultant will promptly, without royalty and at the Company's expense, (i) disclose to Company any Inventions that he develops or acquires, (ii) execute all applications, assignments and other instruments and do such other acts that the Company may deem necessary to obtain and maintain patent rights, copyrights and other similar intellectual property rights anywhere in the world and (iii) provide the Company assistance as needed in any legal proceedings regarding such intellectual property rights.

6.3 Consultant will document, and provide such documentation at no extra charge to the Company, sufficient details of the work performed such that the Company can verify the work done and use such documentation for understanding and permanent records of change.

7. **Consultant's Representation.** The Consultant represents and warrants to the Company that his acceptance of engagement by the Company hereunder does not violate and will not violate any contract or agreement to which the Consultant is a party and does not or will not result in a breach by the Consultant of any covenant of non-disclosure or non-competition or any other covenant or agreements owed by the Consultant to any person, corporation or legal entity other than the Company. The Consultant shall indemnify and hold the Company harmless from any and all claims, suits, or causes of action arising from any contract, agreement, or covenant described herein to which the Consultant is a party. It is understood and agreed between the parties that the performance of Consulting Services as defined in this Agreement shall not be

deemed to violate the post-employment covenants contained within the Separation Agreement executed by the parties.

8. **Terms.**

8.1 **Waiver.** The waiver by the Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any subsequent breach by Consultant or any of the Company's rights hereunder.

8.2 **Entire Agreement.** This Agreement and the Separation Agreement contain the entire agreement between the parties and supersede any prior or contemporaneous agreements between the parties. This Agreement may not be changed orally, but only by an agreement in writing, duly signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

8.3 **Severability.** In the event that any provisions of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions shall be and remain in full force and effect and Consultant hereby confers upon such court the power to replace such void or invalid provisions with such other enforceable and valid provisions as shall be as close to the original in form and effect.

8.4 **Governing Law.** This Agreement and all related disputes shall be governed by and construed in accordance with the laws of the State of Georgia, irrespective of the fact that either of the parties now is or may become a resident of a different state. Consultant acknowledges that Georgia has a substantial nexus with this Agreement.

8.5 **Forum Selection**. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the state and federal courts located in Georgia. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph.

8.6 **Successors and Assigns.** The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Consultant cannot assign any of his rights or obligations under this Agreement.

8.7 **Consultant Acknowledgement.** Consultant acknowledges that he has been advised by the Company to consult with independent counsel of his own choice, at his expense, concerning this Agreement, that he has had the opportunity to do so, and that he has taken advantage of that opportunity to the extent that he desires. Consultant further acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

8.8 **Counterparts.** This Agreement may be signed in counterparts, each of which shall be deemed an original and together shall constitute one executed Agreement. Scanned or

facsimile signatures shall be deemed valid and the equivalent of originals unless there is an assertion that it is not genuine.

By: [signature]
James Neill

By: [signature]
On Behalf of Genuine Parts Company

Address: 3621 Vinings Slope #2519
Atlanta, GA 30339

Address: 2999 Wildwood Parkway
Atlanta, GA 30339

Date: April 9, 2024

Date: April 10, 2024